Exhibit 99.1

Filed by Western Asset High Income Fund Inc. and Western Asset High Income Opportunity Fund Inc.

pursuant to Rule 425 of the Securities Act of 1933, as amended and deemed filed pursuant to Rule 14a-12

under the Securities and Exchange Act of 1934, as amended

Western Asset High Income Fund Inc. and Western Asset High Income Opportunity Fund Inc. Announce Board Approval of Proposed Merger Plan

New York — (Business Wire) — February 15, 2013. Western Asset High Income Fund Inc. (NYSE: HIF) and Western Asset High Income Opportunity Fund Inc. (NYSE: HIO) today announced approval by each Fund’s Board of Directors of a proposal to merge Western Asset High Income Fund Inc. with and into Western Asset High Income Opportunity Fund Inc., subject to approval by stockholders of Western Asset High Income Fund Inc. If approved by stockholders of Western Asset High Income Fund Inc., the merger is anticipated to occur by the end of the second quarter of 2013.

Western Asset High Income Fund Inc. and Western Asset High Income Opportunity Fund Inc. have near identical investment objectives.  Each Fund’s primary investment objective is to seek and maintain a high level of current income.  As a secondary objective, each Fund seeks capital appreciation. Western Asset High Income Fund maintains a small allocation to emerging market securities while Western Asset High Income Opportunity Fund does not.

If the proposed merger is approved, stockholders of Western Asset High Income Fund Inc. would receive common stock of Western Asset High Income Opportunity Fund Inc., based on each Fund’s respective net asset value per share.

In recommending the merger to each Board, the Funds’ investment adviser and sub-adviser, Legg Mason Partners Fund Advisor, LLC and Western Asset Management Company, respectively, cited the near identical investment objectives and substantially similar policies and strategies of both Funds, and noted that Western Asset High Income Fund Inc. is a small fund with higher operating expenses than Western Asset High Income Opportunity Fund Inc.  Management and each Board believe it is in the best interests of stockholders to merge Western Asset High Income Fund Inc. with and into Western Asset High Income Opportunity Fund Inc. in part because the combined fund may benefit from economies of scale, as one set of fixed expenses would be spread over a larger asset base, as well as from enhanced market liquidity.  Furthermore, stockholders of Western Asset High Income Fund Inc. would likely benefit from greater asset diversification, lower overall expenses and enhanced market liquidity as part of a larger fund.  Stockholders of Western Asset High Income Opportunity Fund Inc. may benefit from a more streamlined high yield product offering, allowing for more focused marketing and shareholder servicing efforts.

In connection with the proposal to merge Western Asset High Income Fund Inc. with and into Western Asset High Income Opportunity Fund Inc., Western Asset High Income Fund Inc. intends to files a proxy statement with the Securities and Exchange Commission (“SEC”). Investors and stockholders are advised to read the proxy statement when it becomes available because it will contain important information. When filed with the SEC, the proxy statement and other documents filed by the Fund will be available free of charge at the SEC’s website, http://www.sec.gov. Stockholders can also obtain copies of these documents, when available, for free by calling the Fund at 1-888-777-0102.

Western Asset High Income Fund Inc., its directors and executive officers and the Fund’s investment adviser, members of its management and employees may be deemed to be participants in the Fund’s solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the participants in the solicitation will be set forth in Western Asset High Income Fund Inc.’s proxy statement and stockholder reports on Form N-CSR, to be filed with the SEC.

As of January 31, 2013, Western Asset High Income Fund Inc. had total assets of approximately $52 million and Western Asset High Income Opportunity Fund Inc. had total assets of approximately $488 million.  Each Fund is a diversified closed-end management investment company managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and sub-advised by Western Asset Management Company, an affiliate of the investment adviser.

For more information, please call Investor Relations: 888-777-0102, or consult either fund’s web site at www.lmcef.com.

THIS PRESS RELEASE IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUNDS. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON EACH FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN EACH FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Media Contact: Maria Rosati-(212)-805-6036, mrosati@leggmason.com